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                                                                       Exhibit n

                                     FORM OF
                       Rule 18f-3 (d) Multiple Class Plan
                 for Salomon Brothers Variable Series Funds Inc

Introduction

This plan (the "Plan") is adopted pursuant to Rule 18f-3 (d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to establish expense allocation arrangements with respect to the shares of the investment portfolios of Salomon Brothers Variable Series Funds Inc (the "Company") set forth on Schedule A (the "Funds" and each a "Fund"). Shares of each Fund are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of the Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.  Distribution Arrangements

One or more Classes of shares of each Fund are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Company has adopted a plan (the "Distribution Plan") under which Class II shares of the Funds are subject to the distribution fees described below.

         1.  Class I Shares

Class I shares are offered without imposition of either a sales charge or a service or distribution fee.

         2.  Class II Shares

Class II shares are offered without a sales charge, but under the Distribution Plan are subject to a distribution fee at an annual rate of up to 0.25% of average daily net assets.

         3.  Additional Classes of Shares

The Board of Directors of the Company has the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.  Expense Allocations

Under the Multiple Class System, all expenses incurred by a Fund are allocated among the various Classes of shares based on the net assets of that Fund attributable to each Class, except that the net asset value and expenses of the Class II shares reflect the expenses associated with that Class under the Fund's Distribution Plan, including any costs associated with obtaining shareholder approval of the Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Expenses that are specific to a Class are limited to the following:

     (i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;





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     (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

     (iii) Blue Sky registration fees incurred by a Class of shares;

     (iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

     (v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

     (vi) litigation or other legal expenses relating solely to one Class of shares;

     (vii) Directors' fees, including independent counsel fees, incurred as a result of issues relating to one Class of shares; and

     (viii) Shareholder meeting expenses for meetings of a particular class.

Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.

III.     Term and Termination.

(a) This Plan shall become effective on             , 2002, and shall continue
in effect with respect to each class of shares of the Fund until terminated in accordance with the provisions of Section III(b) hereof.

(b) This Plan may be terminated at any time with respect to any Fund or any class thereof, as the case may be, by vote of a majority of both the Directors of the Company and the Directors who are not interested persons of the Company as defined in the 1940 Act (the "Qualified Directors"). The Plan may remain in effect with respect to a class of a Fund even if this Plan has been terminated in accordance with this Section III(b) with respect to another class of that Fund.

IV.      Amendments.

Any material amendment to this Plan shall require the affirmative vote of a majority of both (a) the full Board of Directors of the Company and (b) the Qualified Directors.

V.       Selection of Certain Directors.


While the Plan is in effect, the selection and nomination of the Fund's Qualified Directors will be committed to the discretion of the Qualified Directors then in office.





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                   Salomon Brothers Variable Series Funds Inc
                     Operating under Rule 18f-3 - Schedule A
                              (as of ______, 2002)


Salomon Brothers Variable Series Funds Inc

   Salomon Brothers Variable Capital Fund
   Salomon Brothers Variable High Yield Bond Fund
   Salomon Brothers Variable Investors Fund
   Salomon Brothers Variable Large Cap Growth Fund
   Salomon Brothers Variable Small Cap Growth Fund
   Salomon Brothers Variable Strategic Bond Fund
   Salomon Brothers Variable Total Return Fund